UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 19, 2007

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-9800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 19, 2007, the Compensation Committee of the Board of Directors of Rainmaker Systems, Inc. (“Rainmaker” or the “Company”), in connection with its annual review of executive compensation, approved increases in the compensation of certain executive officers. The new executive compensation packages approved by the Compensation Committee consist of: (i) a grant on November 19, 2007 of restricted stock awards (RSAs), which are all subject to vesting; (ii) new base salaries effective January 1, 2008; and (iii) target bonus levels for 2008, to be paid based on 2008 performance. The target bonus levels for 2008 will be based on achieving Company goals to be approved by the Compensation Committee. Actual bonus awards, if any, will depend on whether goals have been achieved or exceeded, and may therefore vary from the target levels.

The new compensation for the Company’s Chief Executive Officer and Chief Financial Officer are as follows:

Name and Principal Position	2008 Base Salary	2008 Target Bonus (% of Base)	RSAs (1)
Michael Silton Chief Executive Officer	$405,000	100%	240,000 shares
Steve Valenzuela Chief Financial Officer	$290,000	51%	65,000 shares

(1)	The restricted stock awards vest in equal quarterly installments over a four-year period based on continued service with the Company.

The Company has amended the employment contracts of Messrs. Silton and Valenzuela to reflect their new 2008 compensation levels and to provide that in the event of a change in control of the Company that results in a material reduction in such officer’s position or responsibilities within the Company, all restricted stock awards then held by such officer and not otherwise vested shall immediately vest in full. Copies of these amendments are filed herewith as Exhibits 99.1 and 99.2, respectively.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Amendment of Employment Agreement, dated as of November 19, 2007, between Rainmaker Systems, Inc., and Michael Silton.

99.2	Amendment of Employment Agreement, dated as of November 19, 2007, between Rainmaker Systems, Inc., and Steve Valenzuela.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

November 21, 2007	/s/ Steve Valenzuela
Date	(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer